-------------------------------------------------------------------------------


                           UNITED STATES
                 SECURITIES AND EXCHANGE COMMISSION
                       WASHINGTON D.C.  20549


                            FORM 8-K/A
                         (AMENDMENT NO. 1)

                          CURRENT REPORT
             PURSUANT TO SECTION 13 OR 15 (d) OF THE
                SECURITIES EXCHANGE ACT OF 1934

    Date of report (Date of earliest event reported): November 25, 1997


                        TRIARC COMPANIES, INC.
       ----------------------------------------------------
      (Exact Name of Registrant as Specified in its Charter)


       Delaware                 1-2207                  38-0471180
    ---------------            -----------             ------------
    (State or other            (Commission            (IRS Employer
    jurisdiction of            File Number)         Identification No.)
    incorporation)


                    280 Park Avenue
                   New York, New York                        10017
         --------------------------------------            --------
        (Address of Principal Executive Offices)          (Zip Code)


     Registrant's telephone number, including area code:  (212) 451-3000




                    -----------------------------
                 (Former Name or Former Address, if
                    Changed Since Last Report)


-------------------------------------------------------------------------------

         This Form 8-K/A of Triarc Companies, Inc. ("Triarc" and, together with its subsidiaries, the "Company") constitutes Amendment No. 1 to Triarc's Current Report on Form 8-K (the "Original Form 8-K") which was filed with the Securities and Exchange Commission (the "SEC") on December 10, 1997. This amendment sets forth the information required by Items 7(a) and 7(b) omitted from the Original Form 8-K and includes Item 2, as amended, from the Original Form 8-K.

         The statements in this Current Report on Form 8-K/A that are not historical facts, including, most importantly, those statements preceded by, followed by, or that include the words "may," "believes," "expects,"
"anticipates," or the negation thereof, or similar expressions, constitute "forward-looking statements" that involve risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from any outcomes expressed or implied by such forward-looking statements. For those statements, Triarc claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Such factors include, but are not limited to, the following: success of operating initiatives; development and operating costs; advertising and promotional efforts; brand awareness; the existence or absence of adverse publicity; market acceptance of new product offerings; changing trends in consumer tastes; changes in business strategy or development plans; quality of management; availability, terms and deployment of capital; business abilities and judgment of personnel; availability of qualified personnel; labor and employee benefit costs; availability and cost of raw materials and supplies; changes in, or failure to comply with, government regulations; the costs and other effects of legal and administrative proceedings; pricing pressures resulting from competitive discounting; general economic, business and political conditions in the countries and territories where the Company operates and the impact of such conditions on consumer spending; and other risks and uncertainties detailed in Triarc's other current and periodic filings with the SEC. Triarc will not undertake and specifically declines any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

         On November 25, 1997 Triarc acquired (the "Cable Car Acquisition") Cable Car Beverage Corporation ("Cable Car"), a marketer of premium soft drinks and waters in the United States and Canada, primarily under the Stewart's (R) brand. Pursuant to the Cable Car Acquisition, each share of Cable Car was converted into 0.1722 shares of Triarc's Class A Common Stock (the "Common Stock"), representing an aggregate 1,566,731 shares of Common Stock issued by Triarc.

         A copy of the Agreement and Plan of Merger relating to the Cable Car Acquisition was previously filed by the Registrant in its Current Report on Form 8-K filed June 26, 1997. A copy of the press release with respect to the closing of the Cable Car Acquisition was previously filed by the Registrant in its Current Report on Form 8-K filed December 10, 1997.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

         (a)      Financial Statements of Businesses Acquired

         The financial statements, together with the notes thereto, of the business acquired, reflecting the historical results of Cable Car required by this part, are set forth below.

                  (i) Audited consolidated financial statements of Cable Car as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996.

                  (ii) Unaudited consolidated financial statements of Cable Car for the nine months ended September 30, 1997.

             CABLE CAR BEVERAGE CORPORATION AND SUBSIDIARIES

                      INDEX TO FINANCIAL STATEMENTS


                                                                         PAGE


Report of Independent Accountants...................................

Consolidated Balance Sheet at December 31, 1996 and 1995............

Consolidated Statement of Operations for the years ended
     December 31, 1996, 1995 and 1994...............................

Consolidated Statement of Cash Flows for the years ended
     December 31, 1996, 1995 and 1994...............................

Consolidated Statement of Changes in Stockholders' Equity
     for the years ended December 31, 1996, 1995 and 1994...........

Notes to Consolidated Financial Statements..........................

                  REPORT OF INDEPENDENT ACCOUNTANTS






To the Board of Directors
and Stockholders of Cable
Car Beverage Corporation

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of cash flows and of changes in stockholders' equity present fairly, in all material respects, the financial position of Cable Car Beverage Corporation and its subsidiaries ("Cable Car") at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of Cable Car management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



PRICE WATERHOUSE LLP

Denver, Colorado
March 14, 1997



                                  CABLE CAR BEVERAGE CORPORATION AND SUBSIDIARIES
                                            CONSOLIDATED BALANCE SHEET

                                                                                      DECEMBER 31,
                                                                           ---------------------------------
                                                                                1996               1995
                                                                           -------------      --------------
                     ASSETS

Current assets:
   Cash and cash equivalents...............................................$   1,408,729       $     576,191
   Short term investments..................................................      195,042                 --
   Accounts receivable, net of allowance for
     doubtful accounts of $100,743 at December
     31, 1996 and $55,949 at December 31, 1995.............................    1,336,094           1,063,040
   Inventories.............................................................    2,430,896           1,808,257
   Prepaid expenses and other current assets...............................       23,582              40,394
   Deferred income tax assets..............................................      394,029             340,389
                                                                           -------------       -------------
           Total current assets............................................    5,788,372           3,828,271
Property and equipment, net:
   Property and equipment, less accumulated
     depreciation of $144,441 at December 31,
     1996 and $99,231 at December 31, 1995.................................      130,778             116,466
Other assets:
   Goodwill and other intangibles, less accumulated
     amortization of $387,168 at December 31, 1996
     and $347,007 at December 31, 1995.....................................      591,265             631,426
   Investment in AMCON Distributing Company................................       99,185              99,185
   Other assets............................................................       58,603              72,498
   Deferred income tax assets..............................................      473,579             612,854
                                                                           -------------       -------------
                                                                           $   7,141,782       $   5,360,700
                                                                           =============       =============
        LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable and accrued liabilities................................$     231,408       $     380,198
   Accrued income taxes....................................................      146,140              29,142
   Other current liabilities...............................................      782,188             542,979
   Current portion of long-term debt.......................................          --                5,960
                                                                           -------------       -------------
           Total current liabilities.......................................    1,159,736             958,279
                                                                           -------------       -------------
Commitments (Note 8)
Stockholders' equity:
   Common stock, $.01 par value; 25,000,000 shares authorized;  8,981,681 issued at December 31, 1996 and 8,658,349 shares issued at December
     31, 1995..............................................................       89,817              86,584
   Additional paid-in capital..............................................    9,822,137           9,502,877
   Accumulated deficit.....................................................   (3,901,273)         (5,158,405)
   Less - 76,357 common shares in treasury.................................      (28,635)            (28,635)
                                                                           -------------       -------------
                                                                               5,982,046           4,402,421
                                                                           -------------       -------------
                                                                           $   7,141,782       $   5,360,700
                                                                           =============       =============



              The accompanying  notes are an integral part of these consolidated financial statements.





                                  CABLE CAR BEVERAGE CORPORATION AND SUBSIDIARIES
                                       CONSOLIDATED STATEMENT OF OPERATIONS


                                                                             YEAR ENDED DECEMBER 31,
                                                              --------------------------------------------------
                                                                    1996              1995              1994
                                                              --------------      --------------    ------------

Revenue:
   Sales......................................................$   18,872,556      $   12,843,620    $  8,322,301

Costs and expenses:
   Cost of goods sold.........................................    13,670,934           9,619,160       6,030,547
   General and administrative.................................     1,108,329             811,108         710,920
   Selling and distribution...................................     1,993,580           1,400,222         804,687
   Depreciation and amortization..............................        88,460              66,388          57,485
                                                              --------------      --------------    ------------
                                                                  16,861,303          11,896,878       7,603,639
                                                              --------------      --------------    ------------
        Income from operations................................     2,011,253             946,742         718,662
                                                              --------------      --------------    ------------
Other income and (expenses):
   Interest income and other..................................        52,775              51,405          20,479
   Interest expense...........................................          (350)             (1,114)         (2,346)
   Loss on AMCON stock........................................           --             (848,342)            --
                                                              --------------      --------------    -----------
        Income before income taxes............................     2,063,678             148,691         736,795
Provision (benefit) for
   income taxes...............................................       806,546            (733,909)         15,100
                                                              --------------      --------------    ------------
        Net income............................................$    1,257,132      $      882,600    $    721,695
                                                              ==============      ==============    ============

Net income per common share...................................$         0.14      $         0.10    $       0.09
                                                              ==============      ==============    ============
Weighted average common and
   common equivalent shares...................................     9,255,479           8,915,666       8,318,909
                                                              ==============      ==============    ============








              The accompanying  notes are an integral part of these consolidated financial statements.




                                  CABLE CAR BEVERAGE CORPORATION AND SUBSIDIARIES
                                       CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                             YEAR ENDED DECEMBER 31,
                                                              --------------------------------------------------
                                                                    1996                1995             1994
                                                              --------------      --------------    ------------
Cash flows from operating activities:
     Net income...............................................$   1,257,132       $      882,600    $    721,695
     Adjustment to reconcile net income to net cash
       from operating activities:
         Loss on investment in AMCON..........................          --               848,342             --
         Depreciation and amortization........................       88,460               66,388          57,486
         Provision for loss on accounts receivable............       44,794               (3,662)         32,111
         Deferred income tax assets...........................       85,635             (953,243)            --
         Change in current assets and liabilities:
           Accounts receivable................................     (317,848)            (401,554)       (163,477)
           Inventories........................................     (622,639)          (1,209,320)        (99,703)
           Prepaid expenses and other current assets..........       16,812               (8,020)        (21,359)
           Other assets.......................................       13,895              (68,677)         10,246
           Accounts payable and accrued liabilities...........     (148,790)             276,714        (269,146)
           Accrued income taxes...............................      116,998               26,042           3,100
           Other current liabilities..........................      239,209              160,266          69,316
                                                              -------------       --------------    ------------
         Net cash from (used in) operating activities.........      773,658             (384,124)        340,269
                                                              -------------       --------------    ------------
Cash flows from investing activities:
     Cash paid for short-term investments.....................     (195,042)                 --         (151,876)
     Proceeds from short-term investments.....................          --               151,876             --
     Equipment acquisitions...................................      (62,611)             (97,872)        (24,276)
     Other ...................................................          --               (40,000)        (12,500)
                                                              -------------       --------------    ------------
         Net cash from (used in) investing activities.........     (257,653)              14,004        (188,652)
                                                              -------------       --------------    ------------
Cash flows from financing activities:
     Principal payments on debt...............................       (5,960)              (8,796)        (11,339)
     Proceeds from issuance of stock..........................      182,498              374,449          67,197
     Tax benefit associated with stock options................      139,995                  --              --
                                                              -------------       --------------    -----------
         Net cash from financing activities...................      316,533              365,653          55,858
                                                              -------------       --------------    ------------
Net increase (decrease) in cash and cash equivalents..........      832,538               (4,467)        207,475
Cash and cash equivalents at beginning of period..............      576,191              580,658         373,183
                                                              -------------       --------------    ------------
Cash and cash equivalents at end of period....................$   1,408,729       $      576,191    $    580,658
                                                              =============       ==============    ============

Supplemental disclosure of non-cash financing and
   investing activities:
     Property dividend of investment in AMCON stock...........$         --        $      799,407    $        --
     Conversion of debt to equity.............................          --                   --           59,000
     Capital lease obligations................................          --                   --            7,000



              The accompanying notes are an integral part of these consolidated financial statements.




                                            CABLE CAR BEVERAGE CORPORATION AND SUBSIDIARIES
                                    CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY


                                                 COMMON STOCK                                             TREASURY STOCK
                                          ------------------------      ADDITIONAL      ACCUMU-         --------------------
                                           NUMBER OF                      PAID-IN        LATED          NUMBER OF
                                            SHARES          AMOUNT        CAPITAL       DEFICIT          SHARES       AMOUNT
                                          ----------        ------        -------       -------          ------       ------

    Balance, December 31, 1993..........    7,873,156    $    78,732  $  9,010,082   $ (5,963,293)        76,357   $   (28,635)
    Exercise of stock options and
       warrants, net....................      131,462          1,315        65,882            --             --            --
    Conversion of debt to equity........      100,000          1,000        58,000            --             --            --
    Issuance of stock to retire
       warrants.........................       50,000            500          (500)           --             --            --
    Net income..........................          --             --            --         721,695            --            --
                                        -------------    -----------  ------------   ------------     ----------   -----------
    Balance, December 31, 1994..........    8,154,618         81,547     9,133,464     (5,241,598)        76,357       (28,635)
    Exercise of stock options and
       warrants, net....................      503,731          5,037       369,413            --             --            --
    Dividend of AMCON stock.............          --             --            --        (799,407)           --            --
    Net income..........................          --             --            --         882,600            --            --
                                        -------------    -----------  ------------   ------------     ----------   -----------
    Balance, December 31, 1995..........    8,658,349         86,584     9,502,877     (5,158,405)        76,357       (28,635)
    Exercise of stock options...........      323,332          3,233       179,265            --             --            --
    Tax benefit associated with stock
       options..........................          --             --        139,995            --             --            --
    Net income..........................          --             --            --       1,257,132            --            --
                                        -------------    -----------  ------------   ------------     ----------   -----------
    Balance, December 31, 1996..........    8,981,681    $    89,817  $  9,822,137   $ (3,901,273)        76,357   $   (28,635)
                                        =============    ===========  ============   ============     ==========   ===========




                      The  accompanying  notes  are an  integral  part of  these consolidated financial statements.


                 CABLE CAR BEVERAGE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(1) ORGANIZATION AND OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND OPERATIONS

     Cable Car Beverage Corporation ("Cable Car"), formerly Great Eastern International, Inc., was incorporated under the laws of Delaware on April 1, 1968. Since 1987, Cable Car's primary business has been the marketing and distribution of beverages and it has been engaged in the food and beverage business since 1986.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

     Cable Car's consolidated financial statements include the accounts of its wholly-owned subsidiaries Old San Francisco Seltzer, Inc. ("SFS") and Fountain Classics, Inc. ("FCI"). All significant intercompany accounts and transactions have been eliminated.

Revenue Recognition

     Revenue from beverage finished product and concentrate sales are recorded at the time of receipt and acceptance by the customer.

Concentration of Credit Risk

     Cable Car's customers consist primarily of beverage distributors. Financial instruments which potentially subject Cable Car to concentrations of credit risk are primarily accounts receivable, short-term investments and cash equivalents. Cable Car performs ongoing credit evaluations of its customers' financial condition and generally requires no collateral from its customers. Cable Car's sales to major customers are discussed in Note 9.
Inventories

     Inventories are recorded at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method.

Property and Equipment

     Property and equipment, primarily consisting of furniture and office equipment, is stated at cost and is generally depreciated on a straight-line method over the estimated useful lives of the respective depreciable assets of three to five years. Maintenance and repairs are expensed as incurred and improvements are capitalized.

Goodwill

     Goodwill is recorded for the excess of the purchase price over the fair value of net tangible assets acquired. Goodwill is amortized on a straight-line basis over a 25-year period. The recoverability of goodwill is assessed quarterly, based on undiscounted projected cash flows. Impairment is recognized when a permanent diminution in value occurs.

Net Income Per Common Share

     Net income per common share is computed under the treasury stock method using the weighted average number of common shares and dilutive common stock equivalent shares outstanding during the year.

                 CABLE CAR BEVERAGE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Cash Equivalents

     Generally, only highly liquid investments purchased with original maturities of three months or less are considered to be cash equivalents. Cash equivalents included in cash and cash equivalents at December 31, 1996 and 1995 are certificates of deposit which aggregated approximately $135,429 and $318,694, respectively. Cash equivalents are carried at cost which approximates fair value. Cable Car has a cash investment policy which generally restricts investments to ensure preservation of principal and maintenance of liquidity.

Short-term Investments

     Short-term investments are stated at an amortized cost of $195,042 which, at December 31, 1996, approximates market value.

Significant Estimates

     Certain estimates and assumptions that affect the reported amounts of assets and liabilities, and the reported amounts of revenue and expenses are made by management in the preparation of financial statements in conformity with generally accepted accounting principles. Actual results could differ from these estimates.

(2) MERGER OF SHEYA BROTHERS SPECIALTY BEVERAGES, INC. AND INVESTMENT IN AMCON STOCK

     On June 7, 1993, Cable Car merged its wholly-owned subsidiary, Sheya Brothers Specialty Beverages, Inc. ("SBSB"), into AMCON Distributing Company ("AMCON"), a then privately held, Omaha-based wholesale distributor. In exchange for the net assets of SBSB, Cable Car received 12.5% of the issued and outstanding common stock of AMCON. As part of the transaction, Cable Car agreed to distribute a minimum of two-thirds of the AMCON shares to its shareholders, representing approximately an 8% ownership interest in AMCON.

     During the third quarter of 1995, Cable Car wrote-down its investment in the market price of AMCON common stock as reported by NASDAQ on August 4, 1995, the date upon which the stock was initially included on NASDAQ, which resulted in a charge of $848,342. Cable Car then distributed 266,469 shares of AMCON common stock as a dividend to Cable Car's shareholders of record as of July 5, 1995. This distribution of 266,469 shares of AMCON represented 87% of Cable
Car's holdings in AMCON. At December 31, 1996, Cable Car continued to hold 39,674 shares of AMCON common stock.

(3) INVENTORIES

     Inventories consist of the following:

                                                   DECEMBER 31,
                                      ------------------------------------
                                            1996                  1995
                                      --------------         -------------

          Finished goods..............$   1,330,990          $   1,009,223
          Raw materials...............    1,099,906                799,034
                                      -------------          -------------
                                      $   2,430,896          $   1,808,257
                                      =============          =============

                CABLE CAR BEVERAGE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


(4) OTHER CURRENT LIABILITIES

     Other current liabilities consist of the following:


                                                          DECEMBER 31,
                                               --------------------------------
                                                     1996               1995
                                               --------------      ------------
      Commitments for marketing and
        promotional programs...................$    397,474        $    218,621
      Unbilled inventory receipts..............      64,521             106,808
      Bonuses..................................     141,800              75,000
      Travel and entertainment.................      36,186              53,500
      Other, individually not material.........     142,207              89,050
                                               ------------        ------------
                                               $    782,188        $    542,979
                                               ============        ============

(5) LINE OF CREDIT

     During 1996, Cable Car extended for one year its $500,000 revolving line of credit collateralized by Cable Car's accounts receivable and inventory. No borrowings were outstanding under the line as of December 31, 1996. Borrowings made under the agreement bear interest at a variable rate of one point over prime. The line of credit agreement also includes certain financial and other covenants. The agreement is currently scheduled to expire in June 1997.

(6) INCOME TAXES

     Cable Car's net deferred income tax asset consists of the following:

                                                          DECEMBER 31,
                                              ---------------------------------
                                                1996                    1995
                                             -----------           ------------

   Net operating loss carryforwards...........$   621,000           $   742,000
   Accrued liabilities and reserves...........    170,000               145,000
   Other, net.................................     39,000                45,000
   Allowance for doubtful accounts............     38,000                21,000
                                              -----------           -----------
                                              $   868,000           $   953,000
                                              ===========           ===========

     The net operating loss carryforwards are subject to certain annual utilization limits. Previously, Cable Car had recorded a valuation allowance equal to the deferred income tax assets due to management's uncertainty about the likelihood that Cable Car would fully utilize these benefits. However, it was determined by Cable Car during 1995 that, based upon Cable Car's recent and expected future operating results, it was then more likely than not that Cable Car would realize its future income tax benefits. Based on this determination, Cable Car released the valuation allowance and provided an income tax benefit of $936,440 during 1995. As of December 31, 1996, Cable Car has net operating loss carryforwards of approximately $1,634,000 which expire from 2000 through 2005. Pursuant to Section 382 of the Internal Revenue Code, Cable Car is limited in the amount of net operating loss carryforwards it may use each year to offset taxable income. Cable Car's consolidated Section 382 annual limitation is approximately $343,000.

                    CABLE CAR BEVERAGE CORPORATION AND SUBSIDIARIES
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     The provision (benefit) for income taxes is comprised of the following:

                                             YEAR ENDED DECEMBER 31,
                                 -------------------------------------------
                                    1996              1995            1994
                                 ------------    ------------      ---------

          Current................$    721,000    $    219,000     $   15,100
          Deferred...............      86,000        (953,000)           --
                                 ------------    ------------     ----------
                                 $    807,000    $   (734,000)    $   15,100
                                 ============    ============     ==========

     The provision for income taxes differs from the amount computed by applying the U.S. federal income tax rate of 34% to pretax earnings as follows:



                                                                                  YEAR ENDED DECEMBER 31,
                                                                     ---------------------------------------------
                                                                         1996              1995            1994
                                                                     -------------    ------------      ----------

          Income before income taxes.................................$   2,063,678    $    148,691     $   737,000
                                                                     =============    ============     ===========

          U.S. federal income tax at statutory rate..................$     702,000    $     50,600     $   251,000
          Differences:
              State income taxes, net of federal
                 tax benefit.........................................       43,000           5,200             --
              Loss on dividend of AMCON stock........................          --          318,100             --
              Increase (decrease) in unrecognized net
                 operating losses and future deductions..............          --       (1,139,000)       (271,000)
              Non-deductible items and other, net....................       62,000          31,100          35,100
                                                                     -------------    ------------     -----------
          Provision for income taxes.................................$     807,000    $   (734,000)    $    15,100
                                                                     =============    ============     ===========



(7) STOCK OPTIONS

     Cable Car, on a discretionary basis, grants non-qualified stock options to directors, key employees, and consultants to purchase common stock of Cable Car. Stock options are granted at an exercise price not less than the fair market value of the common stock on the date of grant and generally vest over four or five years. The expiration period generally occurs between three to six years.

     The following  table  summarizes  stock option  activity for 1994, 1995 and
1996:
                                                             WEIGHTED AVERAGE
                                               SHARES         EXERCISE PRICE
                                               ------         --------------

   Outstanding at December 31, 1993.........   1,224,996         $   .85
      Granted during 1994...................     100,000             .75
      Exercised during 1994.................    (110,000)            .45
      Forfeited during 1994.................     (15,000)            .75
                                            ------------         -------
   Outstanding at December 31, 1994.........   1,199,996             .88
      Granted during 1995...................     312,500            1.23
      Exercised during 1995.................    (101,666)            .70
      Forfeited during 1995.................    (275,000)            .75
                                            ------------         -------
   Outstanding at December 31, 1995.........   1,135,830            1.02
      Granted during 1996...................     190,000            2.00
      Exercised during 1996.................    (323,332)            .56
      Forfeited during 1996.................     (99,998)           2.37
                                            ------------         -------
   Outstanding at December 31, 1996.........     902,500         $  1.24
                                            ============         =======

                 CABLE CAR BEVERAGE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The weighted average fair values of options granted during 1996 and 1995 were $.448 and $.685, respectively.

The following table summarizes information about stock options as of December 31, 1996:

                         OPTIONS OUTSTANDING             OPTIONS EXERCISABLE
                     ---------------------------    ---------------------------
                                    WEIGHTED AVG.                      WEIGHTED
                                      REMAINING                         AVERAGE
      RANGE OF          NUMBER       CONTRACTUAL      NUMBER           EXERCISE
   EXERCISE PRICES    OUTSTANDING       LIFE        EXERCISABLE          PRICE
   ---------------    -----------       ----        -----------          -----

    $0.70 - 0.75          215,000     2.86 years        215,000       $   0.70
    $1.10                 225,000     3.08 years        205,800       $   1.10
    $1.25                 272,500     3.65 years        184,300       $   1.25
    $2.00                 190,000     4.31 years            --             --
                    -------------     ----------   ------------       --------
                          902,500     3.46 years        605,100       $   1.00
                    =============     ==========   ============       ========

     Cable Car applies APB 25 in accounting for its stock compensation plans, and no compensation expense has been recognized in the financial statements for options granted to employees and directors. Had compensation expense for Cable Car's stock option plan been determined based on the fair values at the grant dates for awards under the plan consistent with the method of accounting prescribed by FASB Statement 123, Cable Car's net income and income per share would have been decreased to the pro forma amounts indicated below for the years ended December 31:

                                                1996               1995
                                            ------------       -----------
     Net income:
       As reported..........................$  1,257,132       $   882,600
       Pro forma............................   1,221,278           805,378
     Net income per share:
       As reported..........................$       0.14       $      0.10
       Pro forma............................        0.13              0.09

     In accordance with the guidance provided under SFAS 123, the fair value of each option grant is estimated using the Black- Scholes option-pricing model with the following weighted-average assumptions: dividend yield of zero; expected volatility of 47% in 1996 and 36% in 1995; risk-free interest rate of 5.83% in 1996 and 5.59% in 1995; and an expected term of five years. The risk-free interest rate used in the calculation is the yield on the grant date of the U.S. Treasury Strip with a maturity equal to the expected term of the option.

(8) COMMITMENTS

     Cable Car has commitments to lease office space through September 30, 1997. Rental expense of $41,339, $39,139 and $37,901 has been recognized for the years ended December 31, 1996, 1995 and 1994, respectively. At December 31, 1996, the minimum annual rental commitments under noncancellable operating leases were approximately $28,350 through September 1997.

     Cable Car has outstanding commitments to purchase raw materials (primarily glass) which aggregate approximately $2.6 million at December 31, 1996.

     Cable Car has a licensing agreement with Stewart's Restaurants, Inc. which provides for a sliding-scale royalty with a minimum annual royalty of $50,000.

(9) MAJOR CUSTOMERS

     Two customers accounted for approximately 18% and 14% individually of Cable Car's net sales for the year ended December 31, 1996. Two customers each accounted for approximately 20% of net sales for the years ended December 31, 1995 and 1994.

(10) QUARTERLY INFORMATION (UNAUDITED) (A)

     The following interim financial information represents the 1996 and 1995 consolidated results of operations on a quarterly basis:

                                                                                                                PER
                                                                                                              COMMON
                                                                                   PRETAX                      SHARE
                                                                 GROSS             INCOME           NET         NET
           QUARTER ENDED                        REVENUE         PROFIT             (LOSS)         INCOME      INCOME
           -------------                        -------         ------             ------         ------      ------

         December 31, 1996.................$   4,275,088     $  1,153,903     $     339,092    $   208,610    $ .02
         September 30, 1996................    5,664,924        1,579,016           758,762        445,115      .05
         June 30, 1996.....................    5,249,735        1,482,795           675,506        430,051      .05
         March 31, 1996....................    3,682,809          985,908           290,318        173,356      .02

         December 31, 1995.................$   3,214,852     $    699,116     $     120,515    $   102,054    $ .01
         September 30, 1995................    4,286,294        1,060,199          (502,320)       355,763      .04
         June 30, 1995.....................    3,453,111          957,094           397,313        322,001      .04
         March 31, 1995....................    1,889,363          508,051           133,182        102,782      .01



(A) The Unaudited Quarterly Information for 1995 was not reviewed by Cable Car's independent accountants in accordance with standards established for such reviews.

                 CABLE CAR BEVERAGE CORPORATION AND SUBSIDIARIES

                          INDEX TO FINANCIAL STATEMENTS


                                                                           PAGE
                                                                           ----

Consolidated Balance Sheet at September 30, 1997 and at
  December 31, 1996 (Unaudited) .........................................

Consolidated Statement of Operations for the three-month and nine-month periods ended September 30, 1997 and September 30,
  1996 (Unaudited).......................................................

Consolidated Statement of Cash Flows for the nine-month periods ended
  September 30, 1997 and September 30, 1996 (Unaudited)..................

Consolidated Statement of Changes in Stockholders' Equity (Unaudited)....

Notes to Unaudited Consolidated Financial Statements for the nine-month period ended September 30, 1997 (Unaudited) ...........................

PART I - FINANCIAL INFORMATION
ITEM 1. CONSOLIDATED FINANCIAL STATEMENTS



                                        CABLE CAR BEVERAGE CORPORATION AND SUBSIDIARIES
                                             UNAUDITED CONSOLIDATED BALANCE SHEET

                                                                           SEPTEMBER 30,        DECEMBER 31,
                                                                               1997                 1996
                                                                          --------------      --------------
                     ASSETS

Current assets:
   Cash and cash equivalents..............................................$    1,351,698      $    1,408,729
   Short-term investments.................................................           --              195,042
   Accounts receivable, net of allowance
     for doubtful accounts of $160,461 and
     $100,743, respectively...............................................     2,477,909           1,336,094
   Inventories, net.......................................................     3,326,902           2,430,896
   Prepaid expenses and other current assets..............................       101,503              23,582
   Deferred income tax assets.............................................       582,497             394,029
                                                                          --------------      --------------
            Total current assets..........................................     7,840,509           5,788,372
Property and equipment, net
   Property and equipment, less accumulated
     depreciation of $187,173 and $144,441,
     respectively ........................................................       129,516             130,778
Other assets:
   Goodwill and other intangibles, less accumulated
     amortization of $446,145 and $387,168, respectively..................     1,497,971             591,265
   Investment in AMCON Distributing Company...............................        99,185              99,185
   Other assets...........................................................        52,265              58,603
   Deferred income tax assets.............................................       370,022             473,579
                                                                          --------------      --------------
                                                                          $    9,989,468      $    7,141,782
                                                                          ==============      ==============
        LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable and accrued liabilities...............................$      331,281      $      231,408
   Accrued income taxes...................................................        53,024             146,140
   Other current liabilities..............................................     1,571,379             782,188
   Current portion of long-term debt......................................       250,000                 --
                                                                          --------------      --------------
            Total current liabilities.....................................     2,205,684           1,159,736
                                                                          --------------      --------------
Long-term debt............................................................       150,000                 --
                                                                          --------------      --------------
Stockholders' equity:
   Common stock, $.01 par value; 25,000,000 shares authorized;
     9,174,681 shares issued at September 30, 1997 and
     8,981,681 issued at December 31, 1996................................        91,747              89,817
   Additional paid-in capital.............................................    10,262,812           9,822,137
   Accumulated deficit....................................................    (2,692,140)         (3,901,273)
   Less - 76,357 common shares in treasury................................       (28,635)            (28,635)
                                                                          --------------      --------------
                                                                               7,633,784           5,982,046
                                                                          --------------      --------------
                                                                          $    9,989,468      $    7,141,782
                                                                          ==============      ==============




                 See notes to unaudited consolidated financial statements.




                                        CABLE CAR BEVERAGE CORPORATION AND SUBSIDIARIES
                                        UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS


                                                                 THREE MONTHS                         NINE MONTHS
                                                              ENDED SEPTEMBER 30,                 ENDED SEPTEMBER 30,
                                                      ---------------------------------    -------------------------------
                                                           1997              1996               1997               1996
                                                      -------------       -------------    --------------    -------------

Revenue:
   Sales..............................................$   7,762,071       $   5,664,924    $   20,508,767    $  14,597,468

Costs and expenses:
   Cost of goods sold.................................    5,544,692           4,085,908        14,668,250       10,549,749
   General and administrative.........................      388,510             306,217         1,328,883          821,346
   Selling and distribution...........................      864,659             503,836         2,250,434        1,469,167
   Depreciation and amortization......................       44,580              21,785           101,709           63,869
                                                      -------------       -------------    --------------    -------------
                                                          6,842,441           4,917,746        18,349,276       12,904,131
                                                      -------------       -------------    --------------    -------------
         Income from operations.......................      919,630             747,178         2,159,491        1,693,337
Other income and (expenses):
   Interest income and other
      non-operating income............................       21,091              11,626            52,435           31,519
   Interest expense...................................          --                  (42)              --              (270)
                                                      -------------       -------------    --------------    -------------
         Income before income taxes...................      940,721             758,762         2,211,926        1,724,586
Provision for income taxes............................      424,586             313,647         1,002,793          676,064
                                                      -------------       -------------    --------------    -------------
         Net income...................................$     516,135      $      445,115     $  1,209,133     $   1,048,522
                                                      =============      ==============     ============     =============

Net income per common share...........................$         .05      $          .05     $        .13      $        .12
                                                      =============      ==============     ============      ============
Weighted average common and
   common equivalent shares...........................    9,921,964           9,268,101        9,665,592         9,066,057
                                                      =============      ==============     ============      ============




           See notes to unaudited consolidated financial statements.




                                        CABLE CAR BEVERAGE CORPORATION AND SUBSIDIARIES
                                        UNAUDITED CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                           NINE MONTHS ENDED
                                                                                             SEPTEMBER 30,
                                                                                 ----------------------------------
                                                                                       1997                1996
                                                                                 --------------      --------------
Cash flows from operating activities:
     Net income..................................................................$    1,209,133      $   1,048,522
     Adjustment to reconcile net income to net cash
       from operating activities:
         Other loss (gain).......................................................            --              1,973
         Depreciation and amortization...........................................       101,709             63,869
         Provision for loss on accounts receivable...............................        59,718             43,292
         Change in assets and liabilities:
           Accounts receivable.....................................................  (1,293,821)          (865,841)
           Inventories.............................................................    (896,006)          (691,184)
           Prepaid expenses and other current assets...............................     (77,921)            (7,828)
           Other assets............................................................       6,338            (69,882)
           Deferred income tax assets..............................................     (84,911)           (16,942)
           Accounts payable and accrued liabilities................................      99,873            475,461
           Accrued income taxes....................................................     (93,116)           229,088
           Other current liabilities...............................................     789,191            429,593
                                                                                   ------------      -------------
         Net cash from (used in) operating activities..............................    (179,813)           640,121
                                                                                   ------------      -------------
Cash flows from investing activities:
     Proceeds from short-term investments..........................................     195,042                --
     Cash paid to reacquire certain distribution rights............................     (30,790)               --
     Property and equipment acquisitions...........................................     (41,470)           (52,493)
                                                                                   ------------      -------------
         Net cash from (used in) investing activities..............................     122,782            (52,493)
                                                                                   ------------      -------------
Cash flows from financing activities:
     Principal payments on debt....................................................         --              (5,585)
     Proceeds from issuance of stock...............................................         --             134,998
                                                                                   ------------      -------------
         Net cash from financing activities........................................         --             129,413
                                                                                   ------------      -------------
Net increase (decrease) in cash
   and cash equivalents............................................................     (57,031)           717,041
Cash and cash equivalents at beginning of period...................................   1,408,729            576,191
                                                                                   ------------      -------------
Cash and cash equivalents at end of period.........................................$  1,351,698      $   1,293,232
                                                                                   ============      =============

Supplemental disclosure of non-cash financing and investing activities:
   Issuance of stock to reacquire certain distribution rights......................$     76,980                --
   Forgiveness of accounts receivable to reacquire certain
     distribution rights...........................................................      92,288                --
   Consideration for amendments made to licensing agreement
     with Stewart's Restaurants:
       Common stock................................................................     365,625                --
       Note payable................................................................     400,000                --



                                   See notes to unaudited consolidated financial statements





                                        CABLE CAR BEVERAGE CORPORATION AND SUBSIDIARIES
                              UNAUDITED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY


                                                COMMON STOCK                                              TREASURY STOCK
                                           -----------------------     ADDITIONAL       ACCUMU-      -----------------------
                                           NUMBER OF                     PAID-IN         LATED       NUMBER OF
                                            SHARES          AMOUNT       CAPITAL        DEFICIT       SHARES        AMOUNT
                                            ------          ------       -------        -------       ------        ------

Balance, December 31, 1996..............    8,981,681  $    89,817  $   9,822,137  $   (3,901,273)      76,357   $   (28,635)
Stock issued to reacquire
    certain distribution rights.........       43,000          430         76,550             --           --            --
Stock issued in consideration
    for amendments made to
    licensing agreement with
    Stewart's Restaurants...............      150,000        1,500        364,125             --           --            --
Net income..............................          --           --             --        1,209,133          --            --
                                        -------------  -----------  -------------  --------------   ----------   -----------

Balance, September 30, 1997.............    9,174,681  $    91,747  $  10,262,812  $   (2,692,140)      76,357   $   (28,635)
                                        =============  ===========  =============  ==============   ==========   ===========


               See notes to unaudited consolidated financial statements.


                 CABLE CAR BEVERAGE CORPORATION AND SUBSIDIARIES
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(1) FINANCIAL STATEMENTS PRESENTATION

     The consolidated interim financial statements of Cable Car Beverage Corporation ("Cable Car") at September 30, 1997, and for the nine-month and three-month periods ended September 30, 1997 and September 30, 1996 are unaudited. In the opinion of management, all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the consolidated financial position, results of operations and cash flows for all periods presented have been made.

     Cable Car's consolidated interim financial statements include the accounts of its wholly-owned subsidiaries, Old San Francisco Seltzer, Inc. and Fountain Classics, Inc.

     Certain information and substantially all footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted. It is suggested that these financial statements be read in conjunction with the fiscal year end Company's consolidated financial statements, filed in Form 10-K for December 31, 1996. The results of operations for the period ended September 30, 1997 are not necessarily indicative of the operating results for the full year.

     Certain reclassifications have been reflected in the prior period financial statements to conform to the current year presentations.

(2) NET INCOME PER COMMON SHARE

     Net income per common share was computed under the treasury stock method using the weighted average number of common shares and dilutive common stock equivalent shares outstanding during the period. In February 1997, the FASB issued SFAS No. 128, "Earnings per Share," which is effective for periods ending after December 15, 1997 and requires changes in the computation, presentation and disclosure of earnings per share. Earnings per share for all prior periods must be restated to conform with computation provisions of SFAS No. 128. The adoption of SFAS No. 128 for the year ended December 31, 1997 will not have any impact on Cable Car's reported financial results.

(3) INVENTORIES

     Inventories consisted of:

                                         SEPTEMBER 30,         DECEMBER 31,
                                             1997                  1996
                                       --------------       ---------------

      Finished goods...................$    1,871,220       $    1,330,990
      Raw materials....................     1,455,682            1,099,906
                                       --------------       --------------
                                       $    3,326,902       $    2,430,896
                                       ==============       ==============

(4) MERGER WITH TRIARC COMPANIES, INC.

     On June 24, 1997 Cable Car entered into a definitive merger agreement (the "Merger Agreement") with Triarc Companies, Inc. ("Triarc") whereby Cable Car will become a wholly-owned subsidiary of Triarc. The acquisition is currently expected to close by the end of November 1997 and is subject to approval of Cable Car's shareholders who are scheduled to vote on a proposal to approve the Merger Agreement on November 25, 1997.

(b)   Pro Forma Financial Information

         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

     The following unaudited pro forma (i) condensed consolidated balance sheet of the Company as of September 28, 1997 and (ii) condensed consolidated statements of operations of the Company for the year ended December 31, 1996 and for the nine months ended September 28, 1997 have been prepared by adjusting such financial statements, as derived and condensed, as applicable, from (i) the consolidated financial statements in Triarc's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (the "Triarc Form 10-K"), audited by Deloitte & Touche LLP and (ii) the unaudited condensed consolidated financial statements in Triarc's Quarterly Report on Form 10-Q for the fiscal quarter ended September 28, 1997 (the "Triarc Form 10-Q"). Such adjustments to the condensed consolidated balance sheet as of September 28, 1997 reflects, in a first step, the December 23, 1997 sale (the "C.H. Patrick Sale") by Triarc of all of the outstanding stock of C.H. Patrick & Co., Inc. ("C.H. Patrick"), its dyes and specialty chemicals subsidiary, to The B.F. Goodrich Company, as reported in Triarc's Current Report on Form 8-K/A filed on January 7, 1998, and, in a second step, the Cable Car Acquisition. Such adjustments to the condensed consolidated statements of operations for the year ended December 31, 1996 and the nine months ended September 28, 1997 reflect, in a first step, certain previously reported transactions (the "1997 Transactions" and collectively with the Cable Car Acquisition, the "Transactions") consisting of (a) the Company's sale of its 355 company-owned Arby's restaurants (the "Arby's Restaurants Sale") to an affiliate of RTM, Inc. ("RTM") on May 5, 1997, as previously reported in Triarc's Current Report on Form 8-K/A filed on August 4, 1997, (b) the Company's sale of its rights to the C&C beverage line, including the C&C trademark (the "C&C Sale"), as previously reported in Triarc's Current Report on Form 8-K filed on August 4, 1997, (c) the Company's acquisition of Snapple Beverage Corp. ("Snapple") from The Quaker Oats Company ("Quaker") on May 22, 1997, as previously reported in Triarc's Current Report on Form 8-K/A on August 5, 1997 and (d) the C.H. Patrick Sale and, in a second step, the Cable Car Acquisition.

      The combined statements of certain revenues and operating expenses of Snapple for the year ended December 31, 1996 and for the period from January 1, 1997 to the May 22, 1997 acquisition date included in the unaudited pro forma condensed consolidated financial statements have been derived and condensed, as applicable, from (i) the combined financial statements for the year ended December 31, 1996 (the "Snapple 1996 Financial Statements") audited by Arthur Andersen LLP and (ii) the combination of (a) unaudited combined financial statements for the three months ended March 31, 1997 (collectively with the Snapple 1996 Financial Statements, the "Snapple Financial Statements") and (b) the Snapple unaudited combined statement of certain revenues and operating expenses for the period from April 1, 1997 to May 22, 1997 (the "Snapple May 22, 1997 Financial Statements"). The Snapple Financial Statements are included in Triarc's Current Report on Form 8-K/A filed on August 5, 1997. The Snapple May 22, 1997 Financial Statements were provided to the Company by Quaker.

      The consolidated balance sheet of Cable Car as of September 30, 1997 and consolidated statements of operations of Cable Car for the year ended December 31, 1996 and for the nine months ended September 30, 1997 included in the unaudited pro forma condensed consolidated financial statements have been derived, condensed and reclassified, as applicable, from: (i) the consolidated financial statements for the year ended December 31, 1996 (the "Cable Car 1996 Financial Statements") audited by Price Waterhouse L.L.P. and set forth herein and (ii) the unaudited consolidated financial statements for the nine months ended September 30, 1997 (collectively with the Cable Car 1996 Financial Statements, the "Cable Car Financial Statements") as set forth herein.

     The  allocation  of the  purchase  price  of  Snapple  and  the  pro  forma adjustments for the allocation of the purchase price of Cable Car on the pro forma condensed consolidated balance sheet and the effect thereof on pro forma adjustments to the pro forma condensed consolidated statements of operations are based on preliminary estimates and are subject to finalization. The pro forma condensed consolidated financial statements have been prepared as if the C.H. Patrick Sale and the Cable Car Acquisition had occurred as of September 28, 1997 for the pro forma condensed consolidated balance sheet and the Transactions had occurred as of January 1, 1996 for the pro forma condensed consolidated statements of operations. Such pro forma adjustments are described in the accompanying notes to the pro forma condensed consolidated balance sheet and statements of operations which should be read in conjunction with such statements. The unaudited pro forma condensed consolidated financial statements also should be read in conjunction with (i) the Company's audited consolidated financial statements and management's discussion and analysis of financial condition and results of operations appearing in the Triarc Form 10-K, (ii) the Company's unaudited condensed consolidated financial statements and management's discussion and analysis of financial condition and results of operations appearing in the Triarc Form 10-Q, (iii) the Snapple Financial Statements and
(iv) the Cable Car Financial Statements. The unaudited pro forma condensed consolidated financial statements do not purport to be indicative of the actual financial position or results of operations of the Company had such transactions, as applicable, actually been consummated on September 28, 1997 and January 1, 1996, respectively, or of the future financial position or results of operations of the Company.



                                        TRIARC COMPANIES, INC. AND SUBSIDIARIES
                               UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                                  SEPTEMBER 28, 1997

                                                         ADJUSTMENTS        PRO FORMA                       ADJUSTMENTS
                                                           FOR THE           FOR THE                          FOR THE
                                            AS          C.H. PATRICK      C.H. PATRICK      CABLE CAR        CABLE CAR
                                         REPORTED           SALE              SALE         AS REPORTED      ACQUISITION   PRO FORMA
                                         --------           ----              ----         -----------      -----------   ---------
                                                                                (IN THOUSANDS)
           ASSETS

Current assets:
   Cash and cash equivalents...........$    69,149   $     72,000   (a)  $   104,476   $    1,352    $        --        $    105,828
                                                           (3,885)  (a)
                                                          (32,788)  (c)
   Short-term investments..............     57,246            --              57,246          --              --              57,246
   Receivables, net....................    117,063         (8,012)  (a)      109,051        2,478             --             111,529
   Inventories.........................     93,570        (17,074)  (a)       76,496        3,327             --              79,823
   Deferred income tax benefit.........     43,571        (12,170)  (b)       31,937          582             --              32,519
                                                              536   (c)
   Prepaid expenses and other
      current assets...................     10,449           --               10,449          102             --              10,551
                                         ---------   ------------         ----------      -------         -------         ----------
         Total current assets..........    391,048         (1,393)           389,655        7,841             --             397,496
Investment in Cable Car................       --              --                 --           --           40,844   (d)          --
                                                                                                          (40,844)  (e)
Properties, net........................    119,992         (8,070)  (a)      111,922          130             --             112,052
Unamortized costs in excess of
   net assets of acquired companies....    288,767         (2,990)  (a)      285,777        1,296          25,271   (e)      312,344
Trademarks.............................    260,525            --             260,525          182          11,118   (e)      271,825
Deferred costs, deposits
   and other assets....................     76,027            (17)  (a)       74,608          171             (20)  (e)       74,759
                                                           (1,402)  (c)
                                      ------------    -----------       ------------     --------    ------------        -----------
                                      $  1,136,359    $   (13,872)      $  1,122,487     $  9,620    $     36,369        $ 1,168,476
                                      ============    ===========       ============     ========    ============        ===========

LIABILITIES AND STOCKHOLDERS'
    EQUITY (DEFICIT)

Current liabilities:
   Current portion of long-term debt...$    16,696   $     (2,813)  (c)  $    13,883   $      250    $        --        $     14,133
   Accounts payable....................     71,264         (1,518)  (a)       69,746          325             --              70,071
   Accrued expenses and other current
     liabilities                           176,469           (130)  (a)      177,444        1,631           1,300  (d)       180,375
                                                             (725)  (c)
                                                            1,830   (b)
                                       -----------    -----------         ----------    ---------     -----------       ------------
      Total current liabilities........    264,429         (3,356)           261,073        2,206           1,300            264,579
Long-term debt.........................    737,273        (29,250)  (c)      708,023          150             --             708,173
Deferred income taxes..................     78,063            --              78,063         (370)          3,159  (e)        80,852
Deferred income and other liabilities..     49,441            --              49,441          --              --              49,441
Minority interests.....................     22,293            --              22,293          --              --              22,293
Stockholders' equity (deficit):
   Common stock........................      3,398            --               3,398           92            157   (d)         3,555
                                                                                                             (92)  (e)
   Additional paid-in capital..........    165,146            --             165,146       10,263         39,387   (d)       204,533
                                                                                                         (10,263)  (e)
   Accumulated deficit.................   (136,184)        33,600   (a)     (117,450)      (2,692)         2,692   (e)     (117,450)
                                                          (14,000)  (b)
                                                             (866)  (c)
   Treasury stock......................    (44,570)           --             (44,570)         (29)            29   (e)      (44,570)
   Other...............................     (2,930)           --              (2,930)         --             --              (2,930)
                                       -----------   ------------        -----------   ----------    -----------        -----------
      Total stockholders' equity
        (deficit)......................    (15,140)        18,734              3,594       7,634          31,910             43,138
                                      ------------    -----------        -----------  ----------     -----------        -----------
                                      $  1,136,359    $   (13,872)      $  1,122,487  $    9,620   $      36,369        $ 1,168,476
                                      ============    ===========       ============  ==========   =============        ===========


        NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET


C.H. PATRICK SALE ADJUSTMENTS

    (a) To reflect the C.H. Patrick Sale for estimated net proceeds of $68,115,000 ($72,000,000 sale price less the payment of estimated expenses related to the transaction) and the resulting pretax gain, based on September 28, 1997 balances, of $33,600,000.

    (b) To reflect a provision for income taxes of $14,000,000 at C.H. Patrick's incremental Federal and state income tax rate of 38.25% on the $33,600,000 pretax gain resulting from the C.H. Patrick Sale noted in (a) above (of which $2,990,000 represents the write-off of Goodwill which has no tax benefit). The offset to such provision for Federal income taxes of $12,170,000 is reflected as a reduction to "Deferred income tax benefit" since the Company is in a net operating loss carryforward position and will not be required to pay any Federal income taxes currently on such pretax gain while the state income tax portion of $1,830,000 is an addition to "Accrued expenses and other current liabilities."

    (c) To reflect (i) the repayment of certain borrowings of C.H. Patrick ($32,063,000 as of September 28, 1997 consisting of $2,813,000 classified as current and $29,250,000 classified as noncurrent) and accrued interest thereon of $725,000 and (ii) an extraordinary charge of $866,000 for the write-off of unamortized deferred financing costs of $1,402,000 less income tax benefit of $536,000.

CABLE CAR ACQUISITION PRO FORMA ADJUSTMENTS

     (d) To reflect the Company's investment in Cable Car of $40,844,000 consisting of (i) $37,406,000 representing the value, as of November 25, 1997, of 1,566,731 shares of Common Stock, par value $.10 per share, issued in the Cable Car Acquisition based upon the closing share price of $23 7/8, which was the closing market price for the Common Stock as reported in the consolidated transaction reporting system as of November 25, 1997 (the "November 25, 1997 Market Price"),
          (ii) $2,788,000 representing the value (based upon the November 25, 1997 Market Price) of 154,931 options to purchase an equal number of shares of Common Stock with below market option prices issued in exchange for all of the outstanding Cable Car options as of November 25, 1997 and (iii) $650,000 of an aggregate $1,300,000 of estimated expenses, of which the remaining $650,000 was attributable to the registration of the 1,566,731 shares of Common Stock under the Securities Act and, accordingly, charged to "Additional paid-in capital."

     (e) To reflect the preliminary estimated allocation of the purchase price of Cable Car as follows (in thousands):


                                                                                                                  DEBIT
                                                                                                                (CREDIT)
                                                                                                                --------

          Adjust "Trademarks" to write up the trademarks and tradenames ($7,000)
              and distribution network ($4,118) to fair value in accordance with an independent
              appraisal.......................................................................................$    11,118
          Adjust "Deferred costs, deposits and other assets" to eliminate organization costs..................        (20)
          Adjust "Deferred income taxes" for increases from the adjustments above less the value ($2,788) of the Triarc options issued in exchange for the converted Cable
              Car options in (d) above........................................................................     (3,159)
          Eliminate the "Common stock" ($92), "Additional paid-in-capital" ($10,263),
              "Accumulated deficit" ($2,692) and "Treasury stock" ($29) of Cable Car..........................      7,634
          Eliminate the Company's investment in Cable Car.....................................................    (40,844)
          Adjust "Unamortized costs in excess of net assets of acquired companies" ("Goodwill")
              to eliminate the historical Goodwill of Cable Car and record the excess of the
              Company's investment in Cable Car over the adjusted net assets of Cable Car.....................     25,271
                                                                                                              -----------
                                                                                                              $       --
                                                                                                              ===========




                                        TRIARC COMPANIES, INC. AND SUBSIDIARIES
                          UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                         FOR THE YEAR ENDED DECEMBER 31, 1996
                                                                                                       ADJUSTMENTS
                                                             ADJUSTMENTS      PRO FORMA                  FOR THE
                                      AS                    FOR THE 1997    FOR THE 1997   CABLE CAR    CABLE CAR
                                   REPORTED     SNAPPLE     TRANSACTIONS    TRANSACTIONS  AS REPORTED   ACQUISITION   PRO FORMA
                                   --------     -------     ------------    ------------  -----------   -----------   ---------
                                                      (IN THOUSANDS EXCEPT PER SHARE DATA)
Revenues:
  Net sales  .....................$ 931,920   $  550,800   $ (228,031) (a)  $ 1,182,462  $  18,873   $     --       $ 1,201,335
                                                                  444  (g)
                                                              (11,607) (h)
                                                              (61,064) (q)
  Royalties, franchise fees
     and other revenues...........   57,329          --         9,121  (b)       66,510        --          --            66,510
                                                                   60  (g)
                                  ---------   ----------   ----------
                                    989,249      550,800     (291,077)        1,248,972     18,873         --         1,267,845
                                  ---------   ----------   ----------       -----------  ---------   ---------      -----------
  Costs and expenses:
     Cost of sales................  652,109      352,900     (187,535) (a)      762,050     13,671         --           775,721
                                                                  178  (g)
                                                              (10,298) (h)
                                                              (45,304) (q)
     Advertising, selling and
        distribution..............  139,662      188,400      (24,764) (a)      293,196      1,994         --           295,190
                                                               (1,702) (h)
                                                               (6,826) (l)
                                                               (1,574) (q)
     General and administrative...  131,357       93,900       (9,913) (a)      166,167      1,197       1,475  (r)     168,839
                                                                 (434) (h)
                                                              (45,322) (m)
                                                               (3,421) (q)
     Reduction in carrying value
        of long-lived assets
        impaired or to be
        disposed of...............   64,300          --       (58,900) (a)        5,400        --          --             5,400
     Facilities relocation and
        corporate restructuring...    8,800       16,600       (2,400) (a)       23,000        --          --            23,000
                                  ---------   ----------   ----------       -----------  ---------   ---------      -----------
                                    996,228      651,800     (398,215)        1,249,813     16,862       1,475        1,268,150
                                  ---------   ----------   ----------       -----------  ---------   ---------      -----------
          Operating profit (loss).   (6,979)    (101,000)     107,138              (841)     2,011      (1,475)            (305)
Interest expense..................  (73,379)         --         8,421  (c)      (90,971)       --          --           (90,971)
                                                                 (273) (g)
                                                              (28,274) (o)
                                                                2,534  (q)
                                   --------    ---------   ----------        ----------  ---------   ---------      -----------
Gain on sale of businesses, net...   77,000          --           --             77,000        --          --            77,000
Investment income, net............    8,239          --           --              8,239         43         --             8,282
Other income (expense), net.......     (243)         --            16  (h)          182         10         --               192
                                                                  683  (j)
                                                                 (274) (q)
                                   --------    ---------   ----------        ----------  ---------   ---------      -----------
          Income (loss) before
             income taxes and
             minority interests...    4,638     (101,000)      89,971            (6,391)     2,064      (1,475)          (5,802)
Provision for income taxes........  (11,294)         --       (28,406) (f)       (7,996)      (807)        172  (s)      (8,631)
                                                                 (578) (k)
                                                               28,957  (p)
                                                                3,325  (q)
Minority interests in income
  of consolidated subsidiary......   (1,829)         --           --             (1,829)       --          --            (1,829)
                                  ---------   ----------   ----------       -----------  ---------   ---------      -----------
     Income (loss) before
        extraordinary items.......$  (8,485)  $ (101,000)  $   93,269       $   (16,216) $   1,257   $  (1,303)     $   (16,262)
                                  =========   ==========   ==========       ===========  =========   =========      ===========

     Loss before extraordinary
        items per share...........$    (.28)                                $      (.54)                            $      (.52) (t)
                                  =========                                 ===========                             ===========





                                        TRIARC COMPANIES, INC. AND SUBSIDIARIES
                          UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                     FOR THE NINE MONTHS ENDED SEPTEMBER 28, 1997
                                                                                                          ADJUSTMENTS
                                                   PREACQUISITION  ADJUSTMENTS   PRO FORMA                 FOR THE
                                         AS           PERIOD OF   FOR THE 1997  FOR THE 1997  CABLE CAR    CABLE CAR
                                      REPORTED         SNAPPLE    TRANSACTIONS  TRANSACTIONS AS REPORTED  ACQUISITION   PRO FORMA
                                      --------         -------    ------------  ------------ -----------  -----------   ---------
                                                              (IN THOUSANDS EXCEPT PER SHARE DATA)
Revenues:
  Net sales  ........................$  658,942    $   172,400   $  (74,195) (a) $ 699,752  $  20,509   $     --       $  720,261
                                                                        243  (g)
                                                                     (7,119) (h)
                                                                    (50,519) (q)
  Royalties, franchise fees
     and other revenues..............    47,582            --         2,968  (b)    50,583        --          --           50,583
                                                                         33  (g)
                                     ----------    -----------   ----------     ----------  ---------   ---------      ----------
                                        706,524        172,400     (128,589)       750,335     20,509         --          770,844
                                     ----------    -----------   ----------     ----------  ---------   ---------      ----------
  Costs and expenses:
     Cost of sales...................   402,813        100,600      (59,127) (a)   396,486     14,668         --          411,154
                                                                         96  (g)
                                                                     (6,412) (h)
                                                                    (41,484) (q)
     Advertising, selling and
       distribution..................   141,058         58,700       (8,145) (a)   187,340      2,250         --          189,590
                                                                       (401) (h)
                                                                     (3,007) (l)
                                                                       (865) (q)
     General and administrative......   108,723         28,200       (3,319) (a)   120,803      1,431       1,077 (r)     123,311
                                                                       (293) (h)
                                                                     (9,955) (m)
                                                                     (2,553) (q)
     Facilities relocation and
        corporate restructuring......     7,350            --        (5,597) (a)     1,753        --          --            1,753
     Acquisition related.............    32,440            --           --          32,440        --          --           32,440
     Reduction in carrying
        value of long-lived
        assets impaired or
        to be disposed of............       --       1,414,600   (1,414,600) (n)       --         --          --              --
                                     ----------    -----------   ----------     ----------  ---------   ---------      ----------
                                        692,384      1,602,100   (1,555,662)       738,822     18,349       1,077         758,248
                                     ----------    -----------   ----------     ----------  ---------   ---------      ----------
          Operating profit (loss)....    14,140     (1,429,700)   1,427,073         11,513      2,160      (1,077)         12,596
Interest expense.....................   (54,807)           --         2,756  (c)   (60,585)       --          --          (60,585)
                                                                       (152) (g)
                                                                    (10,969) (o)
                                                                      2,587  (q)
                                      ---------    -----------   ----------     ----------  ---------   ---------       ---------
Gain on sale of businesses, net......       261            --         2,342  (d)     2,100        --          --            2,100
                                                                       (503) (i)
Investment income, net...............    10,927            --           --          10,927         52         --           10,979
Other income, net....................     3,603            --          (544) (e)     3,478        --          --            3,478
                                                                        381  (j)
                                                                         69  (h)
                                                                        (31) (q)
                                      ---------    -----------   ----------     ----------  ---------   ---------       ---------
          Income (loss) before
             income taxes and
             minority interests......   (25,876)    (1,429,700)   1,423,009        (32,567)     2,212      (1,077)        (31,432)
Benefit from (provision for)
  income taxes.......................     5,693            --        (3,701) (f)     7,938     (1,003)        129 (s)       7,064
                                                                         14  (k)
                                                                      4,679  (p)
                                                                      1,253  (q)
Minority interests in income
  of consolidated subsidiary.........    (1,223)           --           --          (1,223)       --          --          (1,223)
                                     ----------    -----------   ----------     ----------  ---------   ---------       --------
     Income (loss) before
        extraordinary items..........$  (21,406)   $(1,429,700)  $1,425,254     $  (25,852) $   1,209   $    (948)     $ (25,591)
                                     ==========    ===========   ==========     ==========  =========   =========      =========
     Loss before extraordinary
        items per share..............$     (.71)                                $     (.86)                            $    (.81)(t)
                                     ==========                                 ==========                             =========



NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

ARBY'S RESTAURANTS SALE PRO FORMA ADJUSTMENTS

     (a) To reflect the elimination of the sales, cost of sales, advertising, selling and distribution expenses and allocated general and administrative expenses, the reduction in carrying value of long-lived assets impaired or to be disposed of (for the year ended December 31,
          1996) related to the sold Arby's restaurants and the portion of the facilities relocation and corporate restructuring charge associated with restructuring the restaurant segment in connection with the Arby's Restaurants Sale. The allocated general and administrative expenses reflect the portion of the Company's total general and administrative expenses allocable to the operating results associated with the restaurants sold as determined by management of the Company. Such allocated amounts consist of (i) salaries, bonuses, travel and entertainment expenses, supplies, training and other expenses related to area managers who had responsibility for the day-to-day operation of the sold restaurants and (ii) the portion of general corporate overhead (e.g. accounting, human resources, marketing, etc.) estimated to be avoided as a result of the Company no longer operating restaurants. Since the Company no longer owns any Arby's restaurants but continues to operate as the Arby's franchisor, it undertook a reorganization of its restaurant segment eliminating 65 positions in its corporate and field administrative offices and significantly reducing leased office space. The effect of the elimination of income and expenses of the sold restaurants is significantly greater in the year ended December 31, 1996 as compared with the nine months ended September 28, 1997 principally due to two 1996 eliminations which did not recur in the 1997 period for (i) the $58,900,000 reduction in carrying value of long-lived assets associated with the restaurants sold and (ii) depreciation and amortization on the long-lived restaurant assets sold, which had been written down to their estimated fair values as of December 31, 1996 and were no longer depreciated or amortized while they were held for sale.

     (b) To reflect royalties through May 5, 1997 on the sales of the restaurants sold pursuant to the Arby's Restaurants Sale at the rate of 4%.

     (c) To reflect a reduction to interest expense relating to the debt assumed by RTM.

     (d) To reflect the elimination of the $2,342,000 loss on sale of restaurants recorded in the nine months ended September 28, 1997.

     (e) To reflect the elimination of a $544,000 gain (only the portion related to the restaurant headquarters) on termination of a portion of the Fort Lauderdale, Florida headquarters lease for space no longer required by the restaurant segment as a result of the Arby's Restaurants Sale recorded in the nine months ended September 28, 1997.

     (f) To reflect the income tax effects of the Arby's Restaurants Sale at the 38.9% incremental Federal and state income tax rate of Arby's, Inc., a wholly-owned subsidiary of Triarc.

C&C SALE PRO FORMA ADJUSTMENTS

     (g) To reflect through the date of the C&C Sale (i) realization of deferred revenues based on the portion of the minimum take-or-pay commitment for sales of concentrate for C&C products to the buyer of the C&C business to be fulfilled and fees related to the technical services to be performed, both under the contract with the buyer, (ii) imputation of interest expense on the deferred revenues and (iii) recognition of the estimated cost of the concentrate to be sold.

     (h) To reflect the elimination of sales, cost of sales, advertising, selling and distribution expenses, general and administrative expenses and other expense related to the C&C beverage line.

     (i) To reflect the elimination of the $503,000 gain on the C&C Sale recorded in the nine months ended September 28, 1997.

     (j) To reflect accretion of the discount on the portion of the note received in the C&C Sale.

     (k) To reflect the income tax effects of the C&C Sale at the 36.6% incremental Federal and state income tax rate of Royal Crown Company, Inc., a wholly-owned subsidiary of Triarc and the owner of the C&C beverage line prior to its sale.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (CONTINUED)


SNAPPLE ACQUISITION PRO FORMA ADJUSTMENTS



   (l)    Represents adjustments to "Advertising, selling and distribution" expenses as follows (in thousands):

                                                                              YEAR ENDED          NINE MONTHS ENDED
                                                                           DECEMBER 31, 1996     SEPTEMBER 28, 1997
                                                                           -----------------     ------------------

          To record (reverse) net purchases (depreciation) of
              refrigerated display cases expensed when
              purchased and placed in service................................$      3,174            $        (879)
          To reverse reported take-or-pay expense for obligations
              associated with long-term production contracts
              as a result of adjustment to fair value........................     (10,000)                  (2,128)
                                                                             ------------            -------------
                                                                             $     (6,826)           $      (3,007)
                                                                             ============            =============


   (m)    Represents adjustments to "General and administrative" expenses as follows (in thousands):

                                                                              YEAR ENDED          NINE MONTHS ENDED
                                                                           DECEMBER 31, 1996     SEPTEMBER 28, 1997
                                                                           -----------------     ------------------

          To record amortization of trademarks and tradenames
              of $210,000 over an estimated life of 35 years.................$      6,000            $       2,334
          To record amortization of Goodwill of $88,942 over an
              estimated life of 35 years.....................................       2,541                      989
          To reverse reported amortization of intangibles for which
              no amortization was recorded subsequent to March
              31, 1997 when they were written down to their
              estimated fair values..........................................     (54,200)                 (13,400)
          To record amortization relating to the excess of fair value of an equity investment over the underlying book value
              over an estimated life of 35 years.............................         337                      122
                                                                             ------------            -------------
                                                                             $    (45,322)           $      (9,955)
                                                                             ============            =============

   (n) To reverse the historical reduction in carrying value of long-lived assets impaired or to be disposed of for the nine months ended
          September 28, 1997 in connection with the sale of Snapple to Triarc.

   (o)    Represents adjustments to "Interest expense" as follows (in thousands):

                                                                              YEAR ENDED          NINE MONTHS ENDED
                                                                           DECEMBER 31, 1996     SEPTEMBER 28, 1997
                                                                           -----------------     ------------------

          To  record interest expense at a weighted average rate of 10.2%
              on the $330,000 of  borrowings  under a $380,000  credit
              agreement  (the "Credit Agreement") made in connection with
              the acquisition of Snapple........................................$  (33,424)          $   (12,811)
          To record amortization on $11,200 of deferred financing
              costs associated with the Credit Agreement........................    (1,889)                 (713)
          To reverse reported interest expense on the refinanced
              bank facility.....................................................     6,086                 2,231
          To reverse reported amortization of deferred financing costs
              associated with the refinanced bank facility......................       953                   324
                                                                                ----------           -----------
                                                                                $  (28,274)          $   (10,969)
                                                                                ==========           ===========


NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (CONTINUED)



   (p)    Represents adjustments to "Benefit from (provision for) income taxes" (in thousands):

                                                                              YEAR ENDED          NINE MONTHS ENDED
                                                                           DECEMBER 31, 1996     SEPTEMBER 28, 1997
                                                                           -----------------     ------------------
          To  reflect an income tax benefit on the  adjusted
              historical  pretax loss at Snapple's incremental
              Federal and state income tax rate of 39%  (exclusive
              of nondeductible Goodwill write-off and/or
              amortization)  since no income  tax  benefit is
              reflected  in the reported historical results of
              operations........................................................$   26,286           $    65,208
          To reflect the estimated income tax effect of the
              above adjustments (exclusive of nondeductible
              Goodwill write-off and/or amortization) at 39%....................     2,671               (60,529)
                                                                                ----------           -----------
                                                                                $   28,957           $     4,679
                                                                                ==========           ===========

C.H. PATRICK SALE PRO FORMA ADJUSTMENTS

   (q)    To reflect the elimination of the sales,  cost of sales,  advertising,
          selling  and  distribution   expenses,   general  and   administrative
          expenses,  interest  expense,  other income and  provision  for income taxes related to the operations sold in the C.H. Patrick Sale.

CABLE CAR ACQUISITION PRO FORMA ADJUSTMENTS

   (r) Represents adjustments to "General and administrative" expenses as follows (in thousands):


                                                                              YEAR ENDED          NINE MONTHS ENDED
                                                                           DECEMBER 31, 1996     SEPTEMBER 28, 1997
                                                                           -----------------     ------------------

          To record amortization of Goodwill of $26,567 over an
              estimated useful life of 25 years.................................$    1,063           $       797
          To record amortization of trademarks and tradenames and
              distribution network of $11,300 over an estimated
              useful life of 25 years...........................................       452                   339
          To reverse reported amortization of intangibles.......................       (40)                  (59)
                                                                                ----------           -----------
                                                                                $    1,475           $     1,077
                                                                                ==========           ===========



   (s) To reflect income tax benefit of the amortization of trademarks and tradenames and distribution network contained in the above adjustment at Cable Car's incremental Federal and state income tax rate of 38%.

   (t) The loss before extraordinary items per share has been determined by dividing the loss before extraordinary items by the weighted average shares outstanding (29,898,000 and 29,959,000 for the year ended December 31, 1996 and the nine-month period ended September 28, 1997, respectively) plus the 1,566,731 shares issued in connection with the Cable Car Acquisition.

      (c) Exhibits

          None

                               SIGNATURE




         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                     TRIARC COMPANIES, INC.
                                                     (Registrant)



Date: February 4, 1998                               By: /s/ JOHN L. BARNES, JR.
                                                         -----------------------
                                                     John L. Barnes, Jr.
                                                     Senior Vice President
                                                     and Chief Financial Officer